Exhibit 5.1

March 3, 2025

Viridian Therapeutics, Inc.

221 Crescent Street, Suite 103A

Waltham, MA 02453

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by Viridian Therapeutics, Inc., a Delaware corporation (the “Company”), on the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 1,500,350 shares of Common Stock, $0.01 par value, of the Company (the “Shares”). The Shares are issuable pursuant to stock options granted to certain employees as an inducement material to such individuals entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Grants”).

We are familiar with the actions taken by the Company in connection with the Inducement Grants. We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued, the Shares will be validly issued, fully paid and nonassessable.

Viridian Therapeutics, Inc.	- 2 -

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP